UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27 Hubble, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 451-1450

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 11, 2012, Meade Instruments Corp. (the “Company”) and its subsidiaries entered into an Amended and Restated Factoring and Security Agreement (the “Agreement”) with FCC, LLC d/b/a First Capital Western Region, LLC (“First Capital”). The Agreement amends, restates, consolidates, replaces and supersedes, in their entirety, all previous agreements between the Company and First Capital (and its subsidiaries).

The Agreement consists of a factoring arrangement in which advances of up to seventy-five percent (75.0%) of the aggregate net invoice amount of domestic accounts receivable outstanding. Account advances are limited to $3 million at any one time. No advances on foreign accounts are provided for under the Agreement. The Agreement also does not provide for advances on inventory. Interest on advances will be paid at the rate of LIBOR, plus five and three-quarters percent (5.75%). Fees under the Agreement consist of a factoring commission equal to seven-tenths of one percent (0.70%) of the gross invoice amount of each account and a facility fee in the amount of two thousand dollars ($2,000) per month. The original term of the Agreement is two years but can be terminated by either party with 45 days notice and can be terminated immediately by First Capital in the event of a default, as defined in the Agreement.

The above description of the Agreement is qualified in its entirety by the full Agreement, a copy of which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibit 10.7.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description

10.7	Amended and Restated Factoring and Security Agreement — Factor Sub Accounts dated as of December 11, 2012 between Meade Instruments Corp. and FCC, LLC d/b/a First Capital Western Region, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2012	MEADE INSTRUMENTS CORP. (Registrant)

	By:	/s/ John A. Elwood
Senior Vice President – Finance and Administration, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.7	Amended and Restated Factoring and Security Agreement — Factor Sub Accounts dated as of December 11, 2012 between Meade Instruments Corp. and FCC Factor Subsidiary, LLC

Exhibit Index